UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Medtronic, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0793183
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

710 Medtronic Parkway Minneapolis, Minnesota	55432
(Address of principal executive offices)	(Zip Code)

Medtronic plc

(Exact name of registrant as specified in its charter)

Ireland	98-1183488
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building Two Parkmore Business Park West Galway Ireland
(Address of principal executive offices)	(Zip Code)

Medtronic Global Holdings S.C.A.

(Exact name of registrant as specified in its charter)

Luxembourg	98-1202865
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40, Avenue Monterey, L-2163 Luxembourg Grand Duchy of Luxembourg
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
2.950% Senior Notes due 2030	New York Stock Exchange LLC
4.200% Senior Notes due 2045

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-270272

(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Medtronic, Inc. (“Medtronic, Inc.”), Medtronic Public Limited Company (“Medtronic plc”), and Medtronic Global Holdings, S.C.A. (“Medtronic Luxco” and together with Medtronic Luxco and Medtronic plc, the “Registrants”) have filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), a prospectus supplement, dated September 15, 2025 (the “Prospectus Supplement”), and the accompanying prospectus, dated March 3, 2023 (the “Base Prospectus”). The Prospectus Supplement relates to the issuance and sale by Medtronic, Inc. of €750,000,000 principal amount of its 2.950% Senior Notes due 2030 (the “2030 Notes”) and €750,000,000 principal amount of its 4.200% Senior Notes due 2045 (the “2045 Notes,” and together with the 2030 Notes, the “Notes”). The Notes are fully and unconditionally guaranteed by Medtronic plc and Medtronic Luxco. The Base Prospectus forms a part of the Registrants’ Registration Statement on Form S-3 (File No. 333-270272), filed with the Commission on March 3, 2023.

Item 1. Description of Registrant’s Securities to be Registered.

The information required by this item is incorporated by reference to the information contained in the sections captioned “Description of Notes” in the Prospectus Supplement and “Description of Debt Securities of Medtronic, Inc.” in the Base Prospectus. Copies of such descriptions will be filed with the New York Stock Exchange.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Base Indenture, dated as of as December 10, 2014, between Medtronic, Inc. and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, N.A.), as trustee (“Medtronic, Inc. Senior Indenture”) (incorporated by reference to Exhibit 4.1 to Medtronic, Inc.’s Current Report on Form 8-K, filed on December 10, 2014)

4.2	Second Supplemental Indenture to Medtronic, Inc. Senior Indenture, dated as of January 26, 2015, between Medtronic plc and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, N.A.), as trustee (incorporated by reference to Exhibit 4.3 to Medtronic plc’s Current Report on Form 8-K12B, filed on January 27, 2015)

4.3	Third Supplemental Indenture to Medtronic, Inc. Senior Indenture, dated as of January 26, 2015, between Medtronic Global Holdings, S.C.A. and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, N.A.), as trustee (incorporated by reference to Exhibit 4.4 to Medtronic plc’s Current Report on Form 8-K12B, filed on January 27, 2015)

4.4	Fourth Supplemental Indenture to Medtronic, Inc. Senior Indenture, dated as of February 22, 2023, among Medtronic Global Holdings, S.C.A., Medtronic, Inc. and Medtronic plc and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, N.A.), as trustee (incorporated by reference to Exhibit 4.9 to Medtronic plc’s Registration Statement on Form S-3, filed on March 3, 2023)

4.5	Fifth Supplemental Indenture to Medtronic, Inc. Senior Indenture, dated as of June 3, 2024, among Medtronic, Inc., Medtronic plc, Medtronic Global Holdings S.C.A., Computershare Trust Company, N.A., as trustee, and U.S. Bank Europe DAC, UK Branch (formerly known as Elavon Financial Services DAC, UK Branch) (incorporated by reference to Exhibit 4.1 to Medtronic plc’s Form 8-K, filed on June 3, 2024)

4.6	Sixth Supplemental Indenture to Medtronic, Inc. Senior Indenture, dated as of September 29, 2025, among Medtronic, Inc., Medtronic plc, Medtronic Global Holdings S.C.A., Computershare Trust Company, N.A., as trustee, and U.S. Bank Europe DAC, UK Branch (incorporated by reference to Exhibit 4.1 to Medtronic plc’s Form 8-K, filed on September 29, 2025)

4.7	Agency Agreement, dated as of September 29, 2025, between Medtronic, Inc., Computershare Trust Company, N.A., as trustee, U.S. Bank Europe DAC, UK Branch, as paying agent, and U.S. Bank National Association, as transfer agent and registrar

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, each Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MEDTRONIC, INC.

By:	/s/ Thierry Piéton
Name:	Thierry Piéton
Title:	Executive Vice President and Chief Financial Officer

MEDTRONIC PUBLIC LIMITED COMPANY

By:	/s/ Thierry Piéton
Name:	Thierry Piéton
Title:	Executive Vice President and Chief Financial Officer

MEDTRONIC GLOBAL HOLDINGS S.C.A.,
a Luxembourg corporate partnership limited by shares (société en commandite par actions) represented by Medtronic GP S.à r.l., in its capacity as General Partner itself acting by

By:	/s/ Salvador Sens
Name:	Salvador Sens
Title:	Authorized Signatory

Dated: September 29, 2025